UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report : April 24, 2003

Date of Event (or earliest event) being reported : April 16, 2003

IPALCO ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-8644

Indiana	35-1575582
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Monument Circle
Indianapolis, Indiana    46204
(Address of Principal Executive Offices including Zip Code)

(317) 261-8261
(Registrant's Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure

On February 12, 2003, the Indiana Utility Regulatory Commission (IURC) issued an Order in connection with a petition filed by Indianapolis Power & Light Company (IPL), our regulated utility subsidiary, for approval of its financing program, including the issuance of additional long-term debt.

The Order approved the requested financing but set forth a process whereby IPL must file a report with the IURC, prior to declaring or paying a dividend, that sets forth (1) the amount of any proposed dividend, (2) the amount of dividends distributed during the prior twelve months, (3) an income statement for the same twelve-month period, (4) the most recent balance sheet, and (5) IPL's capitalization as of the close of the preceding month, as well as a pro forma capitalization giving effect to the proposed dividend, with sufficient detail to indicate the amount of unappropriated retained earnings. If within twenty (20) calendar days the IURC does not initiate a proceeding to further explore the implications of the proposed dividend, the proposed dividend will be deemed approved. The Order stated that such process should continue in effect during the term of the financing authority, which expires December 31, 2006.

On February 28, 2003, IPL filed a petition for reconsideration, or in the alternative, for rehearing with the IURC. This petition sought clarification of certain provisions of the Order. In addition, the petition requested that the IURC establish objective criteria in connection with the reporting process related to IPL's long term debt capitalization ratio.

On April 16, 2003, the IURC issued its Order in response to IPL's petition for reconsideration. The IURC declined to provide objective criteria relating to the dividend reporting process, and did not set a definitive time frame within which an investigation of a proposed dividend would be concluded. The IURC did make certain requested clarifications and corrections with regard to the Order, including the following: (1) the dividend reporting process applies only to dividends on IPL's common stock, not on its preferred stock; (2) a confidentiality process is established to maintain confidentiality of information filed under the dividend reporting process until such information has been publicly released and is no longer confidential; (3) dividends are not to be paid until after the twenty calendar days have passed, or the Commission approves the dividend after initiating a proceeding to explore the implications of a proposed dividend; and (4) certain technical corrections.

IPL has filed three reports with the IURC under the dividend reporting process. The IURC did not initiate any proceeding in response to the first two reports and they were deemed approved after twenty days had elapsed. The twenty calendar day reporting period for the third filing began on April 23, 2003, the day the third filing was made with the IURC, and thus remains pending. We continue to believe that IPL will not be prevented from paying future dividends in the ordinary course of prudent business operations.

On March 14, 2003 IPL filed a Notice of Appeal of the IURC Order, as amended, in the Indiana Court of Appeals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2003

IPALCO ENTERPRISES, INC.

By:	/s/ Hamsa Shadaksharappa

Hamsa Shadaksharappa
Senior Vice President-Financial Services and Chief Financial Officer